As filed with the Securities and Exchange Commission on July 7, 2005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

ARIBA, INC.

(Name of Subject Company — Issuer and Filing Person — Offeror)

OPTIONS TO PURCHASE COMMON STOCK

par value $0.002 per share

(Title of Class of Securities)

04033V 10 4

(CUSIP Number of Class of Securities Underlying Options to Purchase Common Stock)

James W. Frankola, Executive Vice President and Chief Financial Officer

Ariba, Inc.

807 11th Avenue

Sunnyvale, California 94089

(650) 390-1000

(Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

Copies to:

Brooks Stough

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

Telephone: (650) 321-2400

Facsimile: (650) 321-2800

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$17,093,962.60	$2,011.96

*	Calculated solely for purposes of determining the filing fee. This amount assumes that 2,988,455 shares of Restricted Common Stock of Ariba, Inc. having an aggregate value of $17,093,962.60 as of July 6, 2005 will be issued in exchange for the 7,743,374 options eligible to be exchanged pursuant to this offer. The value of the transaction was calculated using the proposed exchange ratios and the average of the high and low prices for Ariba, Inc. Common Stock on July 6, 2005.

**	$117.70 per $1,000,000 of the aggregate offering amount (or .0001177 of the aggregate transaction valuation), pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended by Fee Advisory #6, effective December 13, 2004.

☐	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.	Filing Party: Not applicable.
Form or Registration No.: Not applicable.	Date Filed: Not applicable.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	Third-party tender offer subject to Rule 14d-1.

☒	Issuer tender offer subject to Rule 13e-4.

☐	Going-private transaction subject to Rule 13e-3.

☐	Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

EXHIBIT 99.(a)(1)(A)

EXHIBIT 99.(a)(1)(B)

EXHIBIT 99.(a)(1)(C)

EXHIBIT 99.(a)(1)(D)

EXHIBIT 99.(a)(1)(E)

EXHIBIT 99.(a)(1)(F)

EXHIBIT 99.(a)(1)(G)

ITEM 1.	SUMMARY TERM SHEET.

The information set forth in the Offer to Exchange under the “Summary of Terms” section is incorporated herein by reference.

ITEM 2.	SUBJECT COMPANY INFORMATION.

(a)	Name and Address. The name of the issuer is Ariba, Inc., a Delaware corporation (the “Company”), the address of its principal executive office is 807 11th Avenue, Sunnyvale, California 94089 and the telephone number of its principal executive office is (650) 390-1000. The information set forth in the Offer to Exchange under Section 16 (“Information About Ariba”) is incorporated herein by reference.

(b)	Securities. This Tender Offer Statement on Schedule TO relates to an offer (the “Offer”) by the Company to exchange options with exercise prices equal to or greater than $10.00 per share currently outstanding under the Company’s 1996 Stock Plan, 1999 Equity Incentive Plan, FreeMarkets, Inc. Second Amended and Restated Stock Incentive Plan, FreeMarkets, Inc. Broad Based Equity Incentive Plan, iMark 1999 Stock Option Plan, SupplierMarket.com, Inc. 1999 Stock Option Plan, Tradex Technologies, Inc. 1999 Employee Stock Option/Stock Issuance Plan, Tradex Technologies, Inc. 1998 Employee Stock Option Plan, Trading Dynamics 1999 Stock Plan and Trading Dynamics 1998 Stock Plan, for shares of the Company’s Common Stock, upon the terms and subject to the conditions set forth in the Offer to Exchange. Only employees of Ariba or one of its subsidiaries as of July 7, 2005 who continue to be employees through the Offer termination date of August 5, 2005, or a later date if the Offer period is extended, are eligible to participate in the Offer. Employees who are on a personal leave of absence of six months or less in duration as of the Offer Termination Date are eligible to participate in the Offer. In addition, employees who are currently on medical, maternity, worker’s compensation, military or other statutorily protected leave of absence are eligible to participate in the Offer. However, employees who (1) are on a personal leave of absence exceeding six months in duration, or (2) resign or receive a notice of termination at any time before the Offer termination date of August 5, 2005, or a later date if the Offer period is extended, are not eligible to participate in the Offer. In addition, non-employee members of our Board of Directors, as well as employees who have as of the date of the Offer to Exchange indicated in writing that they will not participate in the Offer, are not eligible to participate in the Offer. The information set forth in the Offer to Exchange under the “Summary of Terms” section, Section 1 (“Eligible Participants; Number of Options; Offer Termination Date”), Section 3 (“Source and Amount of Consideration; Terms of Restricted Common Shares”) and Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving the Options”) is incorporated herein by reference.

(c)	Trading Market and Price. The information set forth in the Offer to Exchange under Section 8 (“Price Range of Common Stock”) is incorporated herein by reference.

ITEM 3.	IDENTITY AND BACKGROUND OF THE FILING PERSON.

(a)	Name and Address. The information set forth under Item 2(a) above is incorporated herein by reference.

ITEM 4.	TERMS OF THE TRANSACTION.

(a)

Material Terms. The information set forth in the Offer to Exchange under the “Summary of Terms” section, Section 1 (“Eligible Participants; Number of Options; Offer Termination Date”), Section 3 (“Source and Amount of Consideration; Terms of Restricted Common Shares”), Section 4 (“Procedures for Exchanging Eligible Options”), Section 5 (“Change in Election”),

Section 6 (“Acceptance of Options for Exchange and Cancellation; Issuance of Consideration”), Section 7 (“Conditions of the Offer”), Section 10 (“Accounting Consequences of the Offer; Status of Options Exchanged in the Offer”), Section 11 (“Legal Matters; Regulatory Approvals”), Section 12 (“Material U.S. Federal Income Tax Consequences”), Section 13 (“Terms of the Offer Specific to Eligible Participants Employed Outside of the United States”) and Section 14 (“Extension of Offer; Termination; Amendment”) is incorporated herein by reference.

(b)	Purchases. The information set forth in the Offer to Exchange under Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving the Options”) is incorporated herein by reference.

ITEM 5.	PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

(e)	Agreements Involving the Subject Company’s Securities. The information set forth in the Offer to Exchange under Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving the Options”) is incorporated herein by reference.

ITEM 6.	PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

(a)	Purposes. The information set forth in the Offer to Exchange under Section 2 (“Purpose and Structure of the Offer”) is incorporated herein by reference.

(b)	Use of Securities Acquired. The information set forth in the Offer to Exchange under Section 6 (“Acceptance of Options for Exchange and Cancellation; Issuance of Consideration”) and Section 10 (“Accounting Consequences of the Offer; Status of Options Exchanged in the Offer”) is incorporated herein by reference.

(c)	Plans. At present, the board of directors is composed of eight (8) members. The Company from time to time evaluates strategic acquisitions and will continue to do so in the future. The Company may issue its stock or pay cash in connection with such acquisitions. The Company may obtain cash for such acquisitions through a variety of means, including, without limitation, through the issuance of additional stock. The information set forth in the Offer to Exchange under Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving the Options”) is incorporated herein by reference.

ITEM 7.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

(a)	Source of Funds. The information set forth in the Offer to Exchange under Section 1 (“Eligible Participants; Number of Options; Offer Termination Date”), Section 3 (“Source and Amount of Consideration; Terms of Restricted Common Shares”), Section 10 (“Accounting Consequences of the Offer; Status of Options Exchanged in the Offer”) and Section 15 (“Fees and Expenses”) is incorporated herein by reference.

(b)	Conditions. The information set forth in the Offer to Exchange under Section 7 (“Conditions of the Offer”) is incorporated herein by reference.

(d)	Borrowed Funds. Not applicable.

ITEM 8.	INTEREST IN THE SECURITIES OF THE SUBJECT COMPANY.

(a)	Securities Ownership. Not applicable.

(b)	Securities Transactions. The information set forth in the Offer to Exchange under Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving the Options”) is incorporated herein by reference.

ITEM 9.	PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

(a)	Not applicable.

ITEM 10.	FINANCIAL STATEMENTS.

(a)	Financial Information. Item 8 (“Financial Statements and Supplementary Data”) of Ariba, Inc.’s Annual Report on Form 10-K for its fiscal year ended September 30, 2004, filed with the Securities and Exchange Commission on December 14, 2004, as amended on January 28, 2005, including all material incorporated by reference therein, is incorporated herein by reference. Item 1 (“Financial Statements”) of Ariba, Inc.’s Quarterly Report on Form 10-Q for its first fiscal quarter ended December 31, 2004, filed with the Securities and Exchange Commission on February 9, 2005, including all material incorporated by reference therein, is incorporated herein by reference. Item 1 (“Financial Statements”) of Ariba, Inc.’s Quarterly Report on Form 10-Q for its second fiscal quarter ended March 31, 2005, filed with the Securities and Exchange Commission on May 10, 2005, including all material incorporated by reference therein, is incorporated herein by reference. The information set forth in the Offer to Exchange under Section 16 (“Information About Ariba”) and Section 18 (“Additional Information”) is incorporated herein by reference.

(b)	Pro Forma Financial Information. Not applicable.

ITEM 11.	ADDITIONAL INFORMATION.

Not applicable.

[Remainder of this page intentionally left blank.]

ITEM 12.	EXHIBITS.

Exhibit Number	Description
99.(a)(1)(A)	Offer to Exchange, dated July 7, 2005.

99.(a)(1)(B)	Form of Electronic Transmittal Letter.

99.(a)(1)(C)	Form of Election Form.

99.(a)(1)(D)	Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(E)	Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(F)	Form of Electronic Confirmation of Election Form(s)/Notice of Change in Election Form.

99.(a)(1)(G)	Form of Electronic Reminder to Employees.

99.(a)(1)(H)	Ariba, Inc. Annual Report on Form 10-K, for its fiscal year ended September 30, 2004, filed with the Securities and Exchange Commission on December 14, 2004, and amended on January 28, 2005, and incorporated herein by reference.

99.(a)(1)(I)	Ariba, Inc. Quarterly Report on Form 10-Q, for its first fiscal quarter ended December 31, 2004, filed with the Securities and Exchange Commission on February 9, 2005, and incorporated herein by reference.

99.(a)(1)(J)	Ariba, Inc. Quarterly Report on Form 10-Q, for its second fiscal quarter ended March 31, 2005, filed with the Securities and Exchange Commission on May 10, 2005, and incorporated herein by reference.

99.(b)	Not applicable.

99.(d)(1)	Ariba, Inc. 1996 Stock Plan, as amended (incorporated herein by reference to Exhibit 10.2 to the Company’s Form S-1 Registration No. 333-76953).

99.(d)(2)	Ariba, Inc. 1999 Equity Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.3 to the Company’s Form 10-K/A dated December 31, 2001).

99.(d)(3)	FreeMarkets, Inc. Second Amended and Restated Stock Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.5 to FreeMarkets’ Registration Statement on Form S-4 dated February 23, 2001).

99.(d)(4)	FreeMarkets, Inc. Broad Based Equity Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.12 to FreeMarkets’ Form 10-K dated March 14, 2003).

99.(d)(5)	SupplierMarket.com, Inc. 1999 Stock Option Plan, as amended (which is incorporated herein by reference to Exhibit 10.30 to the Company’s Form 10-K dated April 10, 2003)

99.(d)(6)	Tradex Technologies, Inc. 1999 Employee Stock Option/Stock Issuance Plan, as amended (incorporated herein by reference to Exhibit 10.33 to the Company’s Form 10-K dated April 10, 2003).

Exhibit Number	Description
99.(d)(7)	Tradex Technologies, Inc. 1998 Employee Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10.31 to the Company’s Form 10-K dated April 10, 2003).

99.(d)(8)	TradingDynamics 1999 Stock Plan, as amended (incorporated herein by reference to Exhibit 10.31 to the Company’s Form 10-K dated April 10, 2003).

99.(d)(9)	TradingDynamics 1998 Stock Plan, as amended (incorporated herein by reference to Exhibit 10.30 to the Company’s Form 10-K dated April 10, 2003).

99.(g)	Not applicable.

99.(h)	Not applicable.

ITEM 13.	INFORMATION REQUIRED BY SCHEDULE 13E-3.

Not applicable.

[Remainder of this page intentionally left blank.]

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 7, 2005

ARIBA, INC.

By:	/s/ James W. Frankola

Name:	James W. Frankola

Title:	Executive Vice President and Chief Financial Officer

INDEX OF EXHIBITS

Exhibit Number	Description
99.(a)(1)(A)	Offer to Exchange, dated July 7, 2005.

99.(a)(1)(B)	Form of Electronic Transmittal Letter.

99.(a)(1)(C)	Form of Election Form.

99.(a)(1)(D)	Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(E)	Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(F)	Form of Electronic Confirmation of Election Form(s)/Notice of Change in Election Form.

99.(a)(1)(G)	Form of Electronic Reminder to Employees.

99.(a)(1)(H)	Ariba, Inc. Annual Report on Form 10-K, for its fiscal year ended September 30, 2004, filed with the Securities and Exchange Commission on December 14, 2004, and amended on January 28, 2005, and incorporated herein by reference.

99.(a)(1)(I)	Ariba, Inc. Quarterly Report on Form 10-Q, for its first fiscal quarter ended December 31, 2004, filed with the Securities and Exchange Commission on February 9, 2005, and incorporated herein by reference.

99.(a)(1)(J)	Ariba, Inc. Quarterly Report on Form 10-Q, for its second fiscal quarter ended March 31, 2005, filed with the Securities and Exchange Commission on May 10, 2005, and incorporated herein by reference.

99.(b)	Not applicable.

99.(d)(1)	Ariba, Inc. 1996 Stock Plan, as amended (incorporated herein by reference to Exhibit 10.2 to the Company’s Form S-1 Registration No. 333-76953).

99.(d)(2)	Ariba, Inc. 1999 Equity Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.3 to the Company’s Form 10-K/A dated December 31, 2001).

99.(d)(3)	FreeMarkets, Inc. Second Amended and Restated Stock Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.5 to FreeMarkets’ Registration Statement on Form S-4 dated February 23, 2001).

99.(d)(4)	FreeMarkets, Inc. Broad Based Equity Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.12 to FreeMarkets’ Form 10-K dated March 14, 2003).

99.(d)(5)	SupplierMarket.com, Inc. 1999 Stock Option Plan, as amended (which is incorporated herein by reference to Exhibit 10.30 to the Company’s Form 10-K dated April 10, 2003)

99.(d)(6)	Tradex Technologies, Inc. 1999 Employee Stock Option/Stock Issuance Plan, as amended (incorporated herein by reference to Exhibit 10.33 to the Company’s Form 10-K dated April 10, 2003).

Exhibit Number	Description
99.(d)(7)	Tradex Technologies, Inc. 1998 Employee Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10.31 to the Company’s Form 10-K dated April 10, 2003).

99.(d)(8)	TradingDynamics 1999 Stock Plan, as amended (incorporated herein by reference to Exhibit 10.31 to the Company’s Form 10-K dated April 10, 2003).

99.(d)(9)	TradingDynamics 1998 Stock Plan, as amended (incorporated herein by reference to Exhibit 10.30 to the Company’s Form 10-K dated April 10, 2003).

99.(g)	Not applicable.

99.(h)	Not applicable.